Exhibit 10.5

CORN PROCUREMENT AGREEMENT
BETWEEN MILLENNIUM ETHANOL, LLC AND FREMAR, LLC

THIS CORN PROCUREMENT AGREEMENT (the “Agreement”), made and entered into this 5th day of June, 2006 by and between Millennium Ethanol, LLC, a South Dakota limited liability company (“Millennium”), and FREMAR, LLC, a Minnesota limited liability company (“FREMAR LLC”).

WITNESSETH:

WHEREAS, FREMAR LLC is a joint venture grain and agronomy company in Marion, South Dakota jointly owned by FREMAR COOPERATIVE and ADM-Benson Quinn, a division of Archer Daniels Midland Co.;

WHEREAS, Millennium desires to buy from FREMAR LLC and FREMAR LLC desires to sell to Millennium com required for any ethanol production (the “Corn”) at Millennium’s proposed 100 million gallon per year ethanol plant to be located near Marion, South Dakota (the “Plant”) which will be managed by FREMAR FARMERS COOPERATIVE, INC. (“FREMAR COOPERATIVE”); and

WHEREAS, the parties desire to purchase and sell the Corn, and receive and provide such services, in accordance with the fees, price formula, payment, delivery and other terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, it is hereby agreed:

1.             Commitment and Term. Subject to the terms of this Agreement, FREMAR LLC hereby agrees to sell and deliver, and Millennium hereby agrees to purchase and receive, Corn required for ethanol production at the Plant. Millennium hereby further agrees that during the initial term and any renewal term corn or grain products used to produce ethanol at the Plant shall be purchased from FREMAR LLC. The initial term of this Agreement shall be for five (5) years, commencing on the date of written notification by Millennium to FREMAR LLC to proceed, but not later than after the date the Plant begins producing ethanol. The parties shall execute a memorandum setting forth the actual date of commencement of the term. This Agreement shall be automatically renewed for successive one (1) year terms thereafter unless either party gives written notice to the other party of its election not to renew, not later than six (6) months prior to the expiration of the then current term. This Agreement shall automatically terminate if Millennium permanently abandons its efforts to construct the Plant.

2.             Price; Payment; Right of Refusal; Storage.

A.          Price. For all “Direct Plant Delivered” Corn delivered to the Plant by FREMAR LLC, Millennium shall pay FREMAR LLC a price equal to the Delivered Plant Price plus Four Cents ($.04) per bushel. The Delivered Plant Price will be (i) for the respective Direct Plant Delivered seller, applied on a FIFO basis, the contract price, or (ii) for spot deliveries, the current days posted price. All Direct Plant Delivered corn must be priced. “Direct Plant Delivered” means corn bought by FREMAR LLC to be delivered to Millennium’s grain receiving facility. There shall be no procurement fee for Corn delivered to the Plant by FREMAR LLC from elevators owned, leased or operated by FREMAR LLC and Millennium shall pay FREMAR LLC a price equal to the contract price using average daily grades for the Corn delivered. For purposes of this section, the “Delivered Plant Price” shall mean the actual contract or spot price of Corn less any quality discounts using the Price Discount Schedule contained in Exhibit A.

B.           Payment. On a daily basis, weekends and holidays excluded, FREMAR LLC shall be provided with certified weight certificates for the previous day’s receipts of Corn. Transmittal of said weight certificates may be electronically transmitted in a medium acceptable to the parties. The certificates shall determine the quantity and quality of Corn received at the Plant for each delivery. FREMAR LLC shall invoice Millennium, either by facsimile or electronically to the fax number or email provided to FREMAR LLC by Millennium, the Delivered Plant Price defined in paragraph 2.A above for all properly documented deliveries. Invoices shall be payable without interest if payment is received within seven (7) calendar days after transmission of said invoice by FREMAR LLC. Thereafter, invoices will accrue interest at a per annum rate equal to the Prime Rate (as published in the “Money Rates” section of the Wall Street Journal) minus one percent (1%). Millennium shall pay all invoices within fifteen (15) calendar days of the invoice date. Millennium shall make payment of funds to FREMAR LLC electronically into an account designated by FREMAR LLC.

C.           Storage. FREMAR LLC shall allow Millennium to store any corn purchased from FREMAR LLC; provided that (i) FREMAR LLC shall not be required to store more than 1.1 million bushels of such corn at any one time, and (ii) such storage will be at the posted tariff and terms in effect at FREMAR LLC’s facilities from time to time. All storage fees will be due and payable upon delivery to Millennium.

3.                                      Delivery and Title.

A.          Place. The place of delivery for all Corn sold by FREMAR LLC pursuant to this Agreement shall be Delivered Plant. FREMAR LLC and its agents shall be given access to the Plant in a manner and at all times reasonably necessary and convenient for FREMAR LLC to make delivery as provided herein. Millennium shall direct the unloading and receiving of all Corn purchased hereunder.

B.           Unloading Schedule. On Friday of each week during the term of this Agreement, FREMAR LLC shall give Millennium a schedule of quantities of Corn to be delivered during the next receiving week (Monday through Sunday). In the event FREMAR LLC delivers some or all of the Corn by truck or rail, FREMAR LLC shall give Millennium sufficient advance notice to allow Millennium to provide the required unloading services.

C.           Production Schedule. FREMAR LLC shall provide Corn in quantities necessary to permit Millennium to maintain its usual production schedule.

D.           Title. Title, risk of loss and responsibility for the quality of Corn shall pass to Millennium upon unloading the Corn at the Plant and acceptance by Millennium.

4.                                      Quantity and Weights.

A.          No Representation. It is understood that the Corn required for the production of the ethanol shall be determined by Millennium’s production schedule and that no warranty or representation has been made by Millennium as to the exact quantities of Corn required.

B.           Estimate. The estimated amount of Corn required for the production of ethanol at the Plant is 36 million bushels per year.

C.           Meters and Scales. The weight of Corn delivered by FREMAR LLC to the Plant shall be established by meter or weight certificates. The Plant shall obtain truck weights on the meters or scales at the Plant, which shall be maintained by the Plant as required by applicable laws, rules and regulations; and rail weights shall be obtained on any certified railroad meters or scales. Whenever the Plant’s truck meters or scales are unavailable or inoperable, any certified meters or scales may be used, at the Plant’s sole cost and expense, until the Plant’s meters or scales are available and operable. These inbound weight certificates shall be determinative of the quantity of Corn for which the Plant is obligated to pay pursuant to paragraph 2 above.

D.           Rail Cars. All rail cars for Corn shall be grain hopper cars.

5.                                      Quality.

A.          Standards. FREMAR LLC understands that Millennium intends to utilize the Corn purchased from FREMAR LLC as the base stock for ethanol production and that the Corn is subject to minimum quality standards for such use. FREMAR LLC warrants that purchase contract terms for Corn delivered to the Plant shall meet the Corn Specification contained in the Quality Standards in Exhibit A attached hereto and shall be acceptable under current industry standards in the grain trade industry. The Quality Standards in Exhibit A are subject to change as may be mutually agreed in writing by and between the parties, provided, however, that such changes shall be in conformance with generally acceptable industry standards.

B.           Compliance. FREMAR LLC warrants that it will maintain all necessary State and Federal licenses to perform its obligations under this Agreement and that the purchase contract terms will state the Corn will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act and that the Corn may lawfully be introduced into interstate commerce under said Act. Unless otherwise agreed between the parties to this Agreement, and in addition to other remedies permitted by law, Millennium may, without obligation to pay, reject any Corn before unloading for the failure of the Corn to comply with the representations and warranties in this paragraph. Should any of the Corn be seized or condemned by any federal or state department or agency for any reason, except noncompliance by Millennium with applicable federal or state requirements, such seizure or condemnation shall operate as a rejection by Millennium of the Corn seized or condemned and Millennium shall not be obligated to offer any defense in connection with the seizure or condemnation.

C.           Non-Specification Products. If FREMAR LLC delivers Corn which does not meet the Corn Specifications contained in Exhibit A, then Millennium agrees to purchase such Corn in accordance with the Price Discount Schedule contained in Exhibit A, unless such Corn may be rejected in accordance with Exhibit A.

6.                                      Insurance.

A.          Policies. Millennium warrants to FREMAR LLC that all Millennium’s employees shall be covered as required by law by worker’s compensation and unemployment compensation insurance, and such worker’s compensation insurance shall provide a waiver of subrogation on behalf of FREMAR LLC.

B.           FREMAR LLC Vehicles. FREMAR LLC agrees to carry such insurance on its vehicles and personnel operating on Millennium’s property as FREMAR LLC reasonably deems appropriate.  Upon request, FREMAR LLC shall provide a certificate of insurance to Millennium to establish the coverage maintained by FREMAR LLC.

C.           Other Claims. Nothing herein shall be construed as a waiver by either party against the other party of claims, causes of action or other rights which either party may have or hereafter acquire against the other party for damage or injury to its agents, employees, invitees, property, equipment or inventory, or third party claims against the other party for damage or injury to other persons or the property of others.

7.                                      Representations and Warranties.

A.          Each party represents and warrants that it is an entity in good standing under the laws that it is organized and has all the requisite power and authority to carry on its business as it has been and to own, lease, and operate the properties and assets used in connection therewith.

B.           In addition to the representations and warranties herein regarding the quality of Corn, FREMAR LLC represents and warrants that the Corn delivered to Millennium shall be free and clear of liens and encumbrances.

C.           Each individual executing this Agreement in a representative capacity, by his or her execution hereof, represents and warrants that such person is fully authorized to do so on behalf of the respective party hereto, and that no further action or consent on the part of the party for whom such signatory is acting is required for the effectiveness and enforceability of this Agreement against such party, following such execution.

8.                                      Termination.

A.          For Cause. Either party may terminate this Agreement without liability for cause by providing thirty (30) days prior written notice to the other party. For purposes of this paragraph, “cause” shall include, but not be limited to, the happening of an event of default discussed in paragraph 10 below, or any other material breach of any provision of this Agreement, or material violation of any applicable law, regulation or ruling.

B.           Without Cause. Except as provided in Section 9.A., this Agreement may not be terminated in advance of its expiration date without mutual agreement of the parties in writing.

9.                                      Events Of Default The occurrence of any of the following shall be an event of default under this Agreement: (1) failure of either party to make payment to the other when due, if such nonpayment has not been cured within ten (10) days of written notice thereof; (2) default by either party in the performance of any material covenant, condition or agreement imposed upon that party by this Agreement, if such nonperformance has not been cured within thirty (30) days of written notice thereof; or (3) if either party shall become insolvent, or make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets, or be adjudicated bankrupt, or file a petition in bankruptcy and such petition is not dismissed within ninety (90) days following the date of filing, or apply to a court for the appointment of a receiver for any of its assets or properties with or without consent, and such receiver shall not be discharged within sixty (60) days following appointment.

10.                               Remedies. Upon the happening of an event of default under paragraph 10, the parties hereto shall have all remedies available under applicable law with respect to an event of default by the other party, including but not limited to the recovery of attorneys’ fees and other costs and expenses. Without limiting the foregoing, the parties shall have the following remedies whether in addition to or as one of the remedies otherwise available to them: (1) to declare all amounts owed immediately due and payable; and (2) to terminate this Agreement in accordance with the provisions of paragraph 9.

11.          Force Majeure. Neither Millennium nor FREMAR LLC will be liable to the other for any failure or delay in the performance of any obligation under this Agreement due to events beyond its reasonable control, including, but not limited to, fire, storm, flood, earthquake, explosion, act of the public enemy or terrorism, riots, civil disorders, public emergency, sabotage, strikes, lockouts, labor disputes, labor shortages, war, stoppages or slowdowns initiated by labor, transportation embargoes, failure or shortage of materials, acts of God, or acts or regulations or priorities of the federal, state or local government or branches or agencies thereof.

12.          Indemnification.

A.          Except as otherwise provided in this Agreement, Millennium shall indemnify, defend and hold FREMAR LLC and its officers, managers, employees and agents harmless, from any and all losses, liabilities, damages, expenses (including reasonable attorneys’ fees), costs, claims, demands, that FREMAR LLC or its officers, managers, employees or agents may suffer, sustain or become subject to, or as a result of (i) any misrepresentation or breach of warranty, covenant or agreement of Millennium contained herein or (ii) Millennium’s negligence or willful misconduct.

B.           Except as otherwise provided in this Agreement, FREMAR LLC shall indemnify, defend and hold Millennium and its officers, managers, employees and agents harmless, from any and all losses, liabilities, damages, expenses (including reasonable attorneys’ fees), costs, claims, demands, that Millennium or its officers, managers, employees or agents may suffer, sustain or become subject to, or as a result of (i) any misrepresentation or breach of warranty, covenant or agreement of FREMAR LLC contained herein or (ii) FREMAR LLC’s negligence or willful misconduct.

13.          Relationship of Parties. This Agreement creates no relationship other than those of seller and buyer between the parties hereto. Specifically, there is no agency, partnership, joint venture or other joint or mutual enterprise or undertaking created hereby. Nothing contained in this Agreement authorizes one party to act for or on behalf of the other and neither party is entitled to commissions from the other.

14.          Trade Rules. As may be applicable, all purchases and sales of Corn made hereunder shall be governed by the Grain Trade Rules of the National Grain and Feed Association, unless otherwise specified. Said Trade Rules, shall to the extent applicable, be a part of this Agreement as if fully set forth herein.

15.          Audits; Financial Information.

A.          Audits. Millennium (either directly or by the use of accountants or other agents or representatives) may audit, inspect, and review, at Millennium’s expense, FREMAR LLC’s files, records, and books pertaining to amounts invoiced to Millennium pursuant to Direct Plant Delivered corn under this Agreement. Such audits shall be performed on reasonable notice, and conducted during normal business hours or at such other times as may be agreed to by the parties.

B.           Financial Information. Millennium will provide financial and other information reasonably requested by FREMAR LLC, at FREMAR LCC’s cost, to determine the amount and terms of credit to be made available to Millennium in connection with its purchase of corn hereunder.

16.          Dispute Resolution. All disputes, claims, and other matters related to this Agreement will be governed by the National Grain and Feed Association Arbitration Rules (the “NFGA Rules”). The arbitrator(s) will be selected according to the NGFA Rules. Unless otherwise agreed to by the parties, the location for any arbitration proceedings concerning this Agreement or disputes hereunder shall be in Turner County, South Dakota. The arbitrators are to decide only the issuer(s) presented to them and will not vary the terms of this Agreement. Any decision by the arbitrators will be binding and judgment may be entered upon it in accordance with applicable law.

17.          Miscellaneous.

A.          This Agreement, together with any attachments or other information which is expressly incorporated herein and made an integral part of this Agreement, is the complete understanding of the parties to this Agreement with respect to the subject matter of this Agreement, and no other representations or agreements shall be binding upon the parties, or shall be effective to interpret, change or restrict the provisions of this Agreement.

B.           No course of prior dealings between the parties and no usage of trade, except where expressly incorporated by reference, shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement.

C.           Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature or the performance and an opportunity to make objection.

D.           This Agreement may be executed in multiple counterparts, all of which shall constitute but one and the same instrument. Facsimile signatures shall be deemed as originals as between the parties.

E.           This Agreement can only be modified by a writing signed by all of the parties or their duly authorized agents.

F.           The paragraph headings herein are for reference purposes only and shall not in any way control or affect the meaning or construction of any provisions of this Agreement.

G.           This Agreement shall be construed and performed in accordance with the laws of the State of South Dakota.

H.           The respective rights, obligations and liabilities of the parties under this Agreement are not assignable or delegable without the prior written consent of the other party, which shall not be unreasonably withheld. Notwithstanding the above, Millennium may assign its rights under this Agreement to its lenders.

I.                                    Time shall be of the essence in the performance of this Agreement.

J.            This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors and assigns.

18.          Notices. Unless a different method of notice is provided herein, notice shall be deemed to have been given to the party to whom it is addressed forty-eight (48) hours after it is deposited in certified U. S. mail, postage prepaid, return receipt requested, addressed as follows:

If to Millennium:

Millennium Ethanol, LLC
P.O. Box 357
Marion, SD 57043
Attn: CEO

If to FREMAR LLC:

FREMAR, LLC
300 North Broadway
Marion, SD 57043
Attn: General Manager

with copies to:

Fremar Farmers Cooperative, Inc.
300 North Broadway
Marion, SD 57043
Attn: General Manager

and to:

ADM-Benson Quinn
301 South., 4th Avenue, Suite 1075
Minneapolis, Minnesota 55415-0226
Attn: President

Either party may change the address for notices hereunder by giving notice of such change to the other party in the manner above provided.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

MILLENNIUM ETHANOL, LLC

/s/ Dennis J. Koerner
By: Dennis J. Koerner
Title: President

FREMAR, LLC

/s/ L.N. Neumann
By: L.N. Neumann
Title: Vice President

EXHIBIT A

Quality Standards

Corn Specification:

Grade:	U.S. No. 2 Yellow Corn
Moisture:	15.5%
Aflatoxin:	None

Price Discount Schedule:

Moisture:	-a shrink factor of 1.35% for each 1% of moisture above 15.5%

Aflatoxin:	-Greater than 0 is subject to rejection

Broken Kernel and/or Foreign Material:	-$0.02 each 1% from 3.1% to 5.0%
-$0.03 each 1% from 5.1% to 7.0%
-Over 7.0% May Be Subject to Rejection

Damage:	-$0.01 each 1% over 5.0%
-Over 25% may be subject to rejection

Heat Damage:	-$0.01 each 1/10 of 1% over 2/10 of 1%
-Over 3% subject to rejection

Test Weight:	-$0.01 each lb. under 54# to 50#
-$0.02 each lb. under 50#
-Less than 45 lbs subject to rejection

Corn that is found to be musty, heating, sour or possessing a commercially objectionable foreign odor may be rejected.

Corn containing 2 or more live weevils or 10 or more live grain insects per sample will be discounted $0.05 per bushel. Corn containing rodent or bird contamination, stones, glass or other commercially undesirable foreign material will be rejected.